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SCHEDULE 14A

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Thomson StreetEventsSM

IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

Event Date/Time: Dec. 03. 2004 / 10:00AM ET

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

CORPORATE PARTICIPANTS

Steve Bennion

Selectica - CFO

Vince Ostrosky

Selectica - CEO

Leigh Powell

I-many - CEO

Kevin Harris

I-many - CFO

CONFERENCE CALL PARTICIPANTS

David Rudow

Piper Jaffray - Analyst

Mark Diker

Diker Management - Analyst

Justin Cable

B. Riley - Analyst

Justin Martos

Graham Partners - Analyst

Rick D’Auteuil

Columbia Management - Analyst

Mark Ortz

Glazer Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Selectica/I-many merger conference call. My name is Alicia and I will be your operator. At this time all participants are in a listen-only mode, and we will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to introduce your host for today’s call, Mr. Steve Bennion, Selectica’s Chief Financial Officer. Mr. Bennion, you may proceed, sir.

Steve Bennion - Selectica - CFO

Thank you. Good morning, ladies and gentlemen. I’m Steve Bennion, CFO of Selectica. With me today are Vince Ostrosky, Selectica’s CEO; A. Leigh Powell, I-many’s CEO; and Kevin Harris, I-many’s CFO. Before turning the call over to Vince, I’d like to read the Safe Harbor statements on behalf of both companies. The statements contained in this call that are not truly historical are forward-looking statements within the meaning of Section 21-E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and I-many’s expectations, beliefs, hopes, intentions or strategies regarding the future. Our forward-looking statements included in this call are based upon information available to Selectica and I-many as of the date hereof. Selectica and I-many assume no obligation to update any such forward-looking statements.

Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the risks surrounding the closing of the transaction to be discussed this morning, the risks that cost savings or other synergies may not be fully realized or take longer to realize than expected, operational disruption from the merger and the factors discussed in Selectica’s and I-many’s current filings with the Securities and Exchange Commission.

At this point, I’d like to turn the call over to Vince Ostrosky. Vince?

Vince Ostrosky - Selectica - CEO

Thanks, Steve, and thanks to all of you for joining us on today’s conference call. We’re very pleased to announce our merger with I-many. We believe this merger will combine the best elements of Selectica with the best elements of I-many, resulting in a profitable and growing business for pursuing the expanding contract compliance and opportunity to order markets.

For the benefit of our shareholders that are not familiar with I-many, I’d like to give a brief overview of their business. I-many is the market leader providing real-time contract and transaction compliance management solutions. With the advent of Sarbanes-Oxley and the requirements of Section 404, this is a market that is getting a great deal of attention. Enterprises have an increasing need for solutions that help their executives maintain tighter control of their revenue centric business processes, including the enforcement of contractual and regulatory terms and conditions in their customer engagement. As a clear leader in the contract management market, I-many, and now Selectica, are ideally positioned to capitalize on a growing number of enterprises that are seeking help in this area.

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

I-many’s built an extensive installed base of more than 280 customers, including global companies such as Eli Lilly, GlaxoSmithKline, Procter & Gamble, and Frito-Lay, to name a few. They’ve developed a strong presence in a member of verticals, most notably Life Science, Pharmaceuticals, Food and Beverages, Consumer Packaged Goods, Manufacturing, and Telecom. Their position in the Life Sciences market where they have 22 of the top 25 companies as their customers is particularly impressive, and we intend to fully capitalize on opportunities in this area going forward. In fact, Leigh Powell, who you will be hearing from in a bit, I-many’s current CEO, will be personally overseeing this area of the business and we will provide him with the necessary support and resources he needs to continue servicing the existing customer base, as well as pursuing new opportunities.

All of I-many and Selectica’s customers should be assured that both Leigh and I are personally committed to being your trusted, long-term business partner. Leigh and his team have done a wonderful job of driving I-many to pro forma profitability for the 9 months ended September 30th. And we have employment agreement in place with Leigh and I-many’s other key executives that will allow us to continue the momentum they’ve built in their core business. While I-many has had considerable success in the contract management and compliance market, there is still a large untapped opportunity in this area related to companies looking for a robust pricing engine to supplement their contract compliance needs.

Currently, there is no vendor offering such a comprehensive solution. And for years, Selectica has been the acknowledged leader in developing solutions for companies with complex pricing and products, and this is the ideal opportunity to extend that leading technology into an adjacent market with a great deal of demand. Our combined offerings that will be available upon close of the merger will feature I-many’s superior contract compliance capabilities with our unmatched sales configuration and pricing technology. This will allow us to effectively target companies with complex products and pricing in the Life Science market where I-many’s traditionally been very strong, as well as new opportunities in the manufacturing and telecom sectors.

The process to combine the addressable contract management and compliance market for Selectica and I-many will be greatly expanded. We will provide some examples of why we think our integrated offering will be so attractive to our customers and prospects. In addition, our entrance into the contract management and compliance market will greatly enhance our ability to sell Selectica’s core opportunities to order applications traction with the introduction of our enterprise productivity suite in January. As we get our foot in the door with our contract management and compliance products, we believe this will ultimately lead to expand our relationships as companies seek to enhance the efficiencies throughout their entire opportunity to order business processes.

I’d like to highlight several key benefits that we see in this merger. We will extend our footprint into a market that is projected to be a 5 to $10 billion industry over the next 5 years by AMR Research, Gartner, and IDC. Even using the low end of this estimate, it’s a sizable market where we believe no one has been able to provide a comprehensive solution. We believe the combination of Selectica and I-many will allow us to capture real market share in this emerging market. We’re adding a business that is profitable on a pro forma basis. For the 9 months ended September 30, 2004, I-many generated over 1 million in pro forma profit. From an EPS perspective, the transaction will be accretive within the first full year of combined operations.

Furthermore, we expect this combined company to be profitable for the first full year of operations, excluding transaction-related charges, restructuring charges, and certain other non-cash charges. Further, opportunities to eliminate redundant functions and expenses will allow us to reduce the combined companies’ operating expense by at least 10 million within the first year. Following the close of this transaction, we’ll continue to have a very solid balance sheet. We expect to have a strong cash position and no long-term debt, which will allow our mutual customers to have the confidence that we’ll be a long-term business partner for them. Finally, we will have a combined installed base of over 350 customers that we believe represents an excellent pool of initial opportunities for our combined product portfolio.

At this point, I’d like to ask Leigh Powell who will become the President of the Life Science division for Selectica to provide his thoughts on the combination of our two companies. Leigh?

Leigh Powell - I-many - CEO

Vince, thanks very much. Let me start by saying how excited we are to join forces with Selectica. The most important aspect of this merger is the reasons and the logic behind it are blatantly obvious. Both I-many and Selectica’s long been

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader considered pioneers and leaders in their respective categories of software in specific vertical markets by combining our unique products in technologies, human capital, and long history of success in key vertical markets. We believe the combined I-many/Selectica is extremely well-positioned to not only succeed but also to define a new category solution to connect the business processes that are both ripe for improvement and easily measured in hard dollar benefits.

From a practical perspective, I also believe I-many’s current and prospective customers will be extremely pleased by the new financial profile. While the current 20 plus million of cash, little debt, and an outlook for full-year ‘04 pro forma profitability with GAAP breakeven or better in ‘05 is certainly compelling, I believe a larger more solid balance sheet with a strong cash position, a larger revenue base, expanded product portfolio, and a plan for profitability will provide additional encouragement for companies to invest in our new company as a long-term business partner.

Looking at the 2 markets in which I-many and Selectica have been extremely successful, Life Science in the case of I-many, high-tech manufacturing and telecommunications for Selectica, the combined product set clearly strengthens an already formidable franchise in each of these key areas. The companies, for example, will benefit from new capabilities in the configuration of contracts and the connection of sell-side pricing and contract processes with corresponding buy-side processes and competitive pricing decisions. Surgical and medical device manufacturers, distributors, group purchasing organizations or GPOs, and hospital networks will for the first time be able to incorporate sophisticated product configuration and its corresponding pricing into a continuous contracted client’s lifecycle that already includes offerings from I-many.

Together these will address contract optimization, contract creation, transaction level compliance, incentive payment calculations, governmental compliance and settlement (ph). For example, the med/surg manufacturer or even distributor cannot only construct agreements to contemplate the kitting or combination of various components, but can price accurately and monitor compliance as can their trading partners, such as hospitals and other points of care in the health-care economic web (ph). Our commitment to Life Science is further underscored by the fact that the entire I-many team already focused on this market, including myself as the President of this distinct division, will remain intact.

I-many clients can rest assured that our current I-many personnel and sales, support, development, and professional services will continue to serve them in the new company, and that even more attention and resources will be brought to bear as we look to expand our footprint aggressively in the coming months throughout Life Science. Similarly, Selectica’s existing customer base and pipeline of future opportunities, as well as virtually all other vertical markets will, I believe, benefit tremendously from the incorporation of I-many’s and Selectica’s components.

Rather than having to deal with a myriad of software and service providers, we will collectively represent a single, focused company capable of delivering solutions for the optimization of contract terms, a selection of the best possible terms and conditions, order and contract configuration, order execution against active contracts, active monitoring and measuring of contract compliance and sophisticated analytics to help analyze contract profitability, evaluate trading partner performance, identify and resolve pricing and contract conflicts in real-time, as well as numerous other analytical capabilities.

The combined company will occupy a software space that is unique from the perspective of depth and breadth. It is simply up to us to execute in order to ensure that we capitalize on the enormous opportunity that lies within our grasp. I’m very excited to be a part of what I believe will be a significant event in the evolution of enterprise application software. We wish to thank our employees, investors, and partners for their support over the years. I look forward to working closely with each of you as we enter a new phase of our evolution.

Now I’ll turn the call back to Vince. Vince?

Vince Ostrosky - Selectica - CEO

Thanks, Leigh. Following the close of this transaction, we believe the 2 companies’ addressable market will be significantly expanded. Our combined product offering will open up a whole new set of companies that neither Selectica nor I-many has ever been able to effectively pursue in the past. The combined installed base and future customers we expect to win with our contract compliance products will also be excellent prospects for our more expensive opportunity to order solution. But the incremental revenue that we expect to generate from the introduction of products featuring our joint capabilities, as well as the opportunities to eliminate redundancies in our combined operations, we believe this

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader transaction will accelerate our path to profitability and ultimately create greater value for our shareholders.

With that, we will now open up the call to questions. Operator, we’re ready for the first question, please.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) David Rudow with Piper Jaffray.

David Rudow - Piper Jaffray - Analyst

The question on the cash flows. After the deal closes and you pay severance and any other restructuring costs and the deal costs, what do you think the cash flow balance will be for the combined company?

Steve Bennion - Selectica - CFO

We project it should be north of 50 million.

David Rudow - Piper Jaffray - Analyst

When do you think the company will be cash flow positive? What quarter do you expect that to be; third or fourth quarter of the fiscal?

Steve Bennion - Selectica - CFO

Both companies have guidance out there, and once the transaction is completed, we will provide the additional guidance for the new company. But we do look at the first year as being profitable. So that is a reasonable assumption.

David Rudow - Piper Jaffray - Analyst

On the I-many side, any excess lease obligations, and can you give us an idea of what the cash burn is on the leases from the I-many side?

Kevin Harris - I-many - CFO

We have certainly taken a look at our facilities, and we do have some opportunity to combine in California. We certainly haven’t talked about specifically what the charges would be that would be related to that. The balance of our facilities we believe remain in place, and so there aren’t significant charges that would go along with that.

David Rudow - Piper Jaffray - Analyst

So you already made any adjustment that you needed for any excess rent in the past?

Kevin Harris - I-many - CFO

We have, we have. We have done any restructuring that would have been appropriate to I-many’s stand-alone business.

David Rudow - Piper Jaffray - Analyst

Then can you give us an idea of the square footage of excess lease obligations that are out there right now, or is it small now?

Kevin Harris - I-many - CFO

I think at this point in time, it would be too early to put a number out and speculate about that. Obviously, the company has done that type of analysis, but it’s not something that we are ready to disclose or talk about at this point.

David Rudow - Piper Jaffray - Analyst

I believe in the I-many 10-K there was mentioning of internal control risks. Can you give us an update on your 404 certification and Sarbanes-Oxley overall, where you stand on that?

Kevin Harris - I-many - CFO

Yes, we have done quite a bit of work on our 404 certification this year. We hired an outside consultant, a company called Control Solutions (ph), who helped us document our processes. Our processes have been documented at this point. We’ve gone through the first round of testing with Control Solutions, and actually have — are about halfway through our initial project with BDO Seidman who is our auditors to map to the appropriate processes that they’re looking for and for

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader them to begin their testing. So we are significantly along in our process to review 404.

David Rudow - Piper Jaffray - Analyst

Can you give us an idea of where you’re going to cut costs?

Steve Bennion - Selectica - CFO

I think, David, there are some obvious areas in terms of public company expenses, obviously facilities functions and so forth. We’ve worked very closely together and we feel very comfortable about the initial estimate that we’ve put out there. And beyond that, we would prefer not to go into specifics right now.

David Rudow - Piper Jaffray - Analyst

And then overlap of customers?

Vince Ostrosky - Selectica - CEO

Right now, there is a couple of instances where we do share common customer, Abbott and GE Healthcare, although I think the installs that we have at Selectica are in different divisions than where I-many is. But we’ve also had inquiries from several other customers outside of the health-care Life Science, particularly in high-tech and telco where we’ve had inquiries for complementary opportunities where either I-many was in with the contract compliance issue and someone was looking for some pricing help or some areas where we had a prospect with the lead around pricing that also obviously included compliance. So there are several opportunities popping in that space, and we do have a couple customers in common.

David Rudow - Piper Jaffray - Analyst

If you look out for the combined company, what do you think the license service mix should look like if you look out a year from now? Is it a 30/70 split or a 40/60 split?

Steve Bennion - Selectica - CFO

You know, again, I think that, David, we should wait until we get this put together. But we do see the companies as being very complementary, and our target has always been to move closer to a 50-50. And in our business, for example, we are moving from the platform products which are more service intensive to the EPS products more out of the box and less service intensive. So we should see that ratio on the Selectica side improve, and the combined company balances, I think, very nicely.

David Rudow - Piper Jaffray - Analyst

Okay, thank you very much.

Operator

Mark Diker with Diker Management.

Mark Diker - Diker Management - Analyst

Hi. Can you guys or maybe Leigh go through a little bit, or both of you, how you arrived at the valuation of $1.55 a share? And then also kind of talk about if there was any kind of a process that was run for the sale of I-many?

Vince Ostrosky - Selectica - CEO

I think I’ll take the lead and then Leigh can build on it. First of all, the price, what we thought was a fair price for both sides quite frankly, is I-many brings a business that’s profitable on a pro forma basis into the mix. For us, we thought it was an opportunity to acquire substantial revenue stream with a large installed base. So, again, I think it’s a fair price for both sides and I think it’s the right thing to do.

Leigh Powell - I-many - CEO

I’ll add to that, Mark. First of all, you have to look at the reasons why the deal made sense. It’s a remarkable fit. I’ve described some of the reasons and some of the opportunities that we will have by combining the 2 entities, the 2 platforms, the 2 product sets. So I think that’s pretty much a no-brainer. The market opportunity becomes stronger, becomes larger, when you lay out that combined footprint and you look at the opportunities that it brings us, speaking about I-many’s historical success in Life Science, to penetrate even more areas of that market and to bringing even higher level of value for (indiscernible) been our strongest part of Life Science which is pharmaceutical.

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

So you’ve got 2 things going for you in the sense that you’ve got a great fit, you’ve got a much larger market opportunity, and really the only question that we ever had as a software provider in the market was one of viability. And in the consolidating market size, in terms of revenue base as well as customer base as well as balance sheet, are things that while optically they become more important to a customer than they really should be, it’s something you have to pay attention to. So if you add those 3 things together, then it really shows you why the deal made sense. And obviously, when you have the opportunity to take advantage of those types of issues and when the time is right, then you should act on them.

In our case, in terms of valuation, we’ve been talking about this for a long time and we really have to make the decision at the point in time where it’s appropriate that it is right to put the companies together, and make it on a business basis and take a longer-term view than a shorter-term view.

Mark Diker - Diker Management - Analyst

I understand that. In terms of valuation, what are the kind of metrics that you look at in order to establish the price? And then also on the question on process, were there any other parties that you thought about teaming up with or were kind of part of this process?

Leigh Powell - I-many - CEO

This has obviously been an attractive target for a number of companies, and there were discussions throughout the past several years. At the beginning of this process, there were other people obviously interested in the company, without going into a lot of detail. But this is the one that made sense. Once we kind of aligned ourselves to the idea that we could build a substantial business, then that’s really the direction that we put the discussion. Now, the normal metrics that people look at in terms of valuation, we had an adviser who is part of this process with us in First Albany, as did Selectica. And we obviously — while you don’t rely on them to make business decisions, you do utilize them and help you understand what the fairness or really what the valuation should be. And we feel very comfortable, I think, with the decision that was made.

Mark Diker - Diker Management - Analyst

I understand the rationale, the reason for the merger in terms of the strategic fit, and agree that it kind of does make sound sense. But given that, why is it all cash and why did you take some stock?

Leigh Powell - I-many - CEO

Well, you’ve got all kinds of issues whenever you talk about deal structure. And in terms of — I’m not going to say the easiest way to do this, but certainly the way that was the most efficient and, in fact, gave people the opportunity once the transaction was closed to make another investment decision if they obviously buy in to what we are telling people in terms of the fit, the market opportunity, and how well the management teams and the products fit together, then it does give investors the opportunity to continue their investment in the combined companies. And would be just an investment decision based on the merits, and we obviously think the merits will bring people to the conclusion that it’s a good idea.

Mark Diker - Diker Management - Analyst

Thank you.

Operator

Justin Cable with B. Riley.

Justin Cable - B. Riley - Analyst

I wanted to go over what the sales organization is currently. I’m familiar with Selectica and not as familiar with I-many, and wanted to see on a direct versus indirect basis what the organization looked like for I-many, but also any initial plans in merging the sales teams and what your plans are going forward?

Leigh Powell - I-many - CEO

Let me talk about the current I-many sales teams and structure and numbers. I don’t think we’ll get into how we’re to merge and give specific (indiscernible) on that right now, but today we are organized into 2 distinct groups; Life Science as a focus business unit, and Industry Solutions as we call it, which is really everything else. The bulk of our salespeople in terms

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader of quota-carrying reps on the Industry Solutions side, there is 11 there, and there are 7 on the Life Science side. If you add management and business consultants on top of that, then obviously the number is higher. But those are numbers for quota-carrying reps, which is I think what your question is.

Justin Cable - B. Riley - Analyst

Any indirect business?

Leigh Powell - I-many - CEO

We do have some partnerships in place. We’ve been fairly successful, particularly in EMEA in Europe with Centra as a business partner who has led us to a number of deals, and that continues to be a very strong relationship. It’s a good channel; it’s one that works well. We’ve had very successful implementations, and we look to continue to build on that success.

Justin Cable - B. Riley - Analyst

Any resellers?

Leigh Powell - I-many - CEO

We have one reseller arrangement in place that expires at the end of this year.

Justin Cable - B. Riley - Analyst

On your products, what are the typical deal sizes that I-many deals with, and maybe Selectica, we should go over, Steve, maybe or Vince, would you go over that as well?

Leigh Powell - I-many - CEO

I’ll cover the I-many side real quick. The average sales price for us, and this is license only, and these are numbers that we give out publicly and have been able to meet over the past couple of years, are a license in the range of 250 to 350,000 per. Now that includes any new customers as well as existing customers who do an add-on. So as add-on module for 25 or $50,000 or some extra users would go into that average number, so typically, a new customer would be a larger number. And then professional services on top of that generally is at least one time or so the license number. And then we have a maintenance and support stream that goes with all of our license sales that ranges from 15 to 20 percent, and that’s based on the volume of the level of license sales with that customer over the life of the relationship.

Steve Bennion - Selectica - CFO

Justin, on our side, you’re aware that our platform business has been large contracts with people like Cisco and GE medical and IBM that can be in the 15 - north of $15 million plus PSO. The EPS products as we’ve discussed are the next generation, better, cheaper, faster, and the ASP of those products from a software perspective actually will begin at 250,000, and with a related 250,000 of service. So the platform products, the application products, are much more similar to I-many’s product offerings.

Justin Cable - B. Riley - Analyst

Okay, thanks. Last question is on the vertical breakdown. Obviously, on I-many’s side, Life Science is a big focus. What about some of the other industries that you target? And maybe if you can give us a general composition of overall revenues into those vertical markets?

Leigh Powell - I-many - CEO

Life Science is typically 75 percent or so of the business to date. It was a little bit higher than that last year.

Unidentified Company Representative

A little lower, I think it was at 67 percent last year.

Leigh Powell - I-many - CEO

A little higher this year. The other markets that we play in is obviously where we see a lot of growth and a lot of opportunity. We talk a lot on our conference calls, if you’ve had the opportunity to hear any of them, about the growth in our pipeline, about the fact that Industry Solutions pipeline is at least at strong, if not stronger, than Life Science. And so there are a myriad of other opportunities in industries. Telcom seems to be a good one, consumer products, foodservice. We’ve had great successes there with a lot of leading companies. And really if you look at the horizontal solution that we’re rolling out today that’s built around the enterprise contract management concept, it truly is horizontal. So it’s

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IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader crossing industry boundaries. It’s not focusing on a particular vertical industry, although we are seeing strength in some of the ones that I’ve just described.

And really the company will grow, we believe, both in Life Science with some of the new opportunities and products that we have to offer, as well as a significant new product rollout schedule that I-many has in place. One very significant product rolling out in the first quarter of next year for data validation at the script level. And as I said, with the addition of some of the Selectica products, we think it opens up even more opportunities outside the traditional pharmaceutical bases in Life Science. So the composition right now is in the ratios that we described. But I think over time while you’ll see Life Science grow, we expect the Industry Solutions group, simply because there are more opportunities across more markets to grow even faster.

Justin Cable - B. Riley - Analyst

With Industry Solutions group, can you kind of describe what the process is in basically bringing this product into those vertical markets? Do you have to do some kind of reconfiguration that would be tailored to specific industries before you go and target customers, or is this something that is total customized on a customer-by-customer basis?

Leigh Powell - I-many - CEO

It’s the latter, actually. The product set that we’re bringing to the ECM marketplace across Industry Solutions and, in fact, the same product set that we are rolling out into Life Science is completely configurable. You don’t have to hardwire or create a version of it for a particular industry. You configure the products, and obviously as we find deeper success in a particular vertical, we will release templates and best practices around it for that specific industry. But the product itself foundationally is not restricted to any sort of hardwiring. It’s a configurable product set.

Justin Cable - B. Riley - Analyst

Thank you.

Operator

Justin Martos (ph) with Graham Partners.

Justin Martos - Graham Partners - Analyst

Just from the press release, wanted to find out in more detail certain executive officers have entered into agreements to vote their shares. Who is locked up and what percentage do they represent?

Steve Bennion - Selectica - CFO

I think on that, again, we’d prefer to not get into the details of the deal, which will be fully set forth in the proxy. So we refer you to the proxy, and then if you have any follow-on questions, perhaps we can take them after you take a look at that.

Justin Martos - Graham Partners - Analyst

Can you give us a rough percentage? I mean, it’s material right now.

Vince Ostrosky - Selectica - CEO

You can assume it’s the majority of the team. We recognize that retention is an important aspect and that the management team in place at I-many has done an admiral job, and they are a group that adds some depth and bench strength to our combined teams. So we’re pretty excited about it, and we see value in that management team. And so we approach that part of the transaction accordingly. So, again, I would say — suffice it to say the majority of the current leadership team in place will remain in place.

Justin Martos - Graham Partners - Analyst

So majority of shares is probably like 75 percent majority of team, 75 percent or greater?

Vince Ostrosky - Selectica - CEO

No, I’m not referring to shares; I’m referring to the key leadership team.

Justin Martos - Graham Partners - Analyst

Then what about shares?

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FINAL TRANSCRIPT

IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

Vince Ostrosky - Selectica - CEO

You can refer to I-many’s proxy statement that was done for year-end 2003 to show how many shares are owned by executive management of I-many.

Justin Martos - Graham Partners - Analyst

But just to say how much is locked up, I got to assume that most — when you say majority, majority is that that’s a big gap. Are we talking like 75, 80 percent?

Vince Ostrosky - Selectica - CEO

You’re saying 75 or 80 percent of executive management shares?

Justin Martos - Graham Partners - Analyst

Yes.

Leigh Powell - I-many - CEO

So I think the answer there is consistent with Vince’s answer, that number 1, to find out the number of shares, look at our proxy, and that the majority of executive management is locked up.

Justin Martos - Graham Partners - Analyst

Okay. When is the expected deal closing time?

Vince Ostrosky - Selectica - CEO

As you know, the formal deal close are subject to the normal closure process. But our target timeline after shareholder vote is expected to wrap this up by the second half of our fiscal Q4, 2005. So short answer is the February/March timeframe.

Justin Martos - Graham Partners - Analyst

And in this new era of compliance with the 404, does I-many have to have an independent 404 compliance completed before Selectica can complete the merger?

Kevin Harris - I-many - CFO

Our responsibility for 404 compliance is based upon us being a calendar year filer. Our 10-K would be filed in early March. We are also an accelerated filer. That 10-K would require a 404 certification. There actually is a new letter that came out just this week from the SEC that gave companies market capitalization of 700 million or less 45 additional days to comply with that. The beginning of March is technically what our 10-K would be due. We have 45 days from that date to comply with 404. It’s quite possible that this transaction will be completed prior to that. And so our 404 obligation at that point would be as a joint company.

Justin Martos - Graham Partners - Analyst

It’s quite possible as long as you’re able — so basically, I-many —

Kevin Harris - I-many - CFO

If it does not close prior to that and I-many is preparing for this today, I-many is preparing to satisfy our 404 requirements as we speak and will continue to do so, because any transaction of this type is not 100 percent certain until shareholders vote.

Justin Martos - Graham Partners - Analyst

Right, but from a Selectica company point of view, they are comfortable as long as they — they don’t need to see the audit, the 404 certification done?

Steve Bennion - Selectica - CFO

We spent a great deal of time on this issue, and we are comfortable that we are managing it.

Justin Martos - Graham Partners - Analyst

That you’re managing the I-many 404 compliance?

Steve Bennion - Selectica - CFO

The 404 compliance issues and the joint company 404 compliance as well. So a lot of it depends, as Kevin pointed out, on the timing of the closing.

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FINAL TRANSCRIPT

IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

Justin Martos - Graham Partners - Analyst

Right. And the closing is just going to be subject to the normal winds of the market as you guys continued to put things together. What would pull the closing in faster versus later from your point of view now where you stand?

Steve Bennion - Selectica - CFO

The timing is totally dependent on how long it takes to get SEC review. And depending on that, it could close sooner or later.

Justin Martos - Graham Partners - Analyst

Just to be clear, but you guys are prepared to do the 404 anyway until —.

Steve Bennion - Selectica - CFO

I-many is totally on top of their 404 obligations with the calendar year filer as is Selectica as a fiscal March 31 filer, and the combined company will be prepared to handle 404 as a combined company.

Justin Martos - Graham Partners - Analyst

Thank you.

Operator

Rick D’Auteuil with Columbia Management.

Rick D’Auteuil - Columbia Management - Analyst

Just a couple of questions. I don’t know if — not necessarily directly related to the deal but maybe indirectly. Selectica had a number of new products that were in queue. I think you might have mentioned on the last call, conference call, you were perhaps pushing those out some; maybe it was relative to this transaction. Can you update us on the timing or your thought process on the timing of the new product introductions?

Vince Ostrosky - Selectica - CEO

Absolutely. There was a couple motivators. I think one was me getting kind of my hand in the till a little bit and try to understand what the right marketing launch program would be around them. It is the enterprise productivity suite. We are launching it in January, and the first vertical that we are releasing into is the manufacturing vertical. That will be followed probably into the quarter by the telco vertical. So yes, we are moving like we said. It’s a newer business model that’s more application or productized versus kind of platformized. So that is clearly where we want to go and we’re in position to do that. We have some deals in the pipeline that are in that regard, and we also have a win that has excepted that as the solution that we’re going to be commissioning into a booking that we actually won last quarter.

Rick D’Auteuil - Columbia Management - Analyst

Does that include the lower price point products? It does, right?

Vince Ostrosky - Selectica - CEO

Yes, it does. I think in Steve’s presentation, if you think of it, it’s more of a — you buy kind of function within the app. So if you wanted a piece of it, a quarter million dollars, if you wanted pricing and configuration you can probably see some incremental opportunity to kind of grow the price point. And then if you want configure, price and quote, you can again add onto it. But the entry point is about a quarter million dollar kind of a license with at least a quarter million dollar of pro-serve (ph) on top of it.

Steve Bennion - Selectica - CFO

I think it’s also important, Rick, to note that the new EPS products, given the fact that they’re using the newer technology, the J2EE compliance and so forth, enables us to merge the platforms much better than the older platform products. So the timing is very good to put these two product offerings together.

Rick D’Auteuil - Columbia Management - Analyst

Just on an interpretation, I think I’ve interpreted it right, but the $10 million in savings in the first year. So if you close this in Q1, I guess Q1 ‘05 to Q1 ‘06, is that 10 million an absolute

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FINAL TRANSCRIPT

IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader number? It’s not a run rate, right? You expect to be able to take out $10 million of expenses in that 12-month —?

Steve Bennion - Selectica - CFO

Yes, that is our initial estimate, and we feel comfortable with that. So if you wanted to annualize that at 2.5 million a quarter, that’s the number that we have out there as our initial thought.

Rick D’Auteuil - Columbia Management - Analyst

I guess I would have guessed that typically a lot of these things are more back-end loaded. Are you saying it’s probably — a lot of this stuff is going to be done almost right out of the gate so that the 2.5 million a quarter is the proper way to look at the 10, or is it going to ramp?

Steve Bennion - Selectica - CFO

I think there are some obvious expenses that are ratable over the year, the public company expenses, things like insurance and that sort of thing, and relative to other facilities and people and functions and so forth. I think that our intention is to move very quickly to rationalize the combined business. So we would expect to be doing that and begin realizing the full benefit of the changes, I would think, by the September quarter of 2005.

Rick D’Auteuil - Columbia Management - Analyst

And then just lastly, the little bit of guidance that you guys have given relative to profitability. I take it to mean that that information is — we’re still going to get more information on that when the deal closes as to the absolute level of profitability.

Steve Bennion - Selectica - CFO

Yes. this is a brand-new company. It’s got a lot more critical mass and product offerings and so forth. So once we have the transaction closed, we will be providing more specific guidance for the new company.

Rick D’Auteuil - Columbia Management - Analyst

Because I sit here and look they are already profitable on an operating basis, and you guys are supposed to be approaching it quickly in the next couple of quarters, and you throw on the expense saves and it doesn’t seem like a reach to say you’re going to be profitable over the next year. That seemed like a low bar. And I guess a better way to interpret it is you really haven’t put a real bar out there yet.

Steve Bennion - Selectica - CFO

We will be giving you guidance when we close the transaction.

Rick D’Auteuil - Columbia Management - Analyst

Very good, thank you.

Operator

Justin Martos with Graham Partners.

Justin Martos - Graham Partners - Analyst

I just had a follow-up question. What would be the reason for certain executive offices not to have entered into agreements to vote their I-many shares?

Kevin Harris - I-many - CFO

I answered the question before, and I do want to clarify. Those reporting officers that you see in the 2003 I-many proxy are 100 percent locked up.

Justin Martos - Graham Partners - Analyst

Okay, thank you.

Operator

Mark Ortz (ph) with Glazer Capital.

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FINAL TRANSCRIPT

IMNY - Selectica to Merge with I-Many, an Enterprise Contract Management Leader

Mark Ortz - Glazer Capital - Analyst

One last question. Everything else seems to have been covered. When was the last time both companies were reviewed by the SEC?

Steve Bennion - Selectica - CFO

Well, on the Selectica side in terms of an SEC review was 5 years ago when we filed our S1. And obviously, we’ve been complying with all of the SEC filing requirements and have not had any extraordinary reviews.

Mark Ortz - Glazer Capital - Analyst

And the I-many side?

Kevin Harris - I-many - CFO

We had a warrant that required us to do an S filing, and that was last fall, and I believe that is the last time the SEC has taken a specific look at one of our filings.

Steve Bennion - Selectica - CFO

I think if we are looking at defining the SEC review, we have had various stock option plans and other kinds of administrative matters that have required SEC filings, but that’s it.

Mark Ortz - Glazer Capital - Analyst

But they haven’t pulled it for review, you’re saying.

Steve Bennion - Selectica - CFO

In terms of the SEC questioning issues in the filings, no.

Mark Ortz - Glazer Capital - Analyst

I just ask because under, particularly under the new Sarbanes-Oxley, I believe they target reviewing public companies every 3 years, and I’m just wondering if that increases the likelihood that they’ll pull this proxy for review given that on Selectica’s side, at least, it’s been 5 years?

Steve Bennion - Selectica - CFO

I see. Okay, well, you’ll get a lot more information as well in that proxy.

Mark Ortz - Glazer Capital - Analyst

Thanks.

Operator

This concludes your question-and-answer session. I’ll turn the call back over to you.

Vince Ostrosky - Selectica - CEO

Well, thanks everybody for joining us today. We really appreciate your time, and we look forward to speaking with you when we’re reporting our third-quarter results.

Operator

Ladies and gentlemen, thank you for joining today’s conference. You may now disconnect. Good day.

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Additional Information about the Transaction

This document is being filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, and is not intended to be a proxy solicitation.

I-many, Inc. (the “Company”) will file a proxy statement and other documents with the Securities and Exchange Commission regarding the proposed merger, and other matters. A definitive proxy statement will be sent to the Company’s stockholders, seeking their approval of the merger and the Agreement and Plan of Merger. You should read the proxy because it includes important information about the merger. Investors and security holders may obtain a copy of the proxy statement, when it is available, and any other relevant documents filed by the Company with the SEC, for free, at the SEC’s website, www.sec.gov. Copies of the proxy statement and other documents filed by the Company with the SEC may also be obtained, for free, by directing your request to Kevin Harris, I-many, Inc., 732-452-1515, kharris@I-many.com.

Participants in the Transaction

The Company and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies of the Company stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of the Company common stock. A list of the names, affiliations, and interests of the participants in the solicitation will be contained in the proxy statement relating to these transactions that will be filed with the SEC.